Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Provides Business Update
Reiterates Progress Made Towards Strategic Objectives
Company to Present at the 23rd Annual ICR Conference Today

Greenwood Village, CO – January 11, 2021 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today provided a business update, including preliminary, unaudited comparable restaurant revenue results for the fourth quarter ended December 27, 2020.
Paul J.B. Murphy III, Red Robin's President and Chief Executive Officer, said, "During an unprecedented year due to the pandemic, we achieved a great deal, strengthening Red Robin's operational execution, business model and liquidity. Our accomplishments are now enabling us to focus on creating long-term value for all shareholders as we enter 2021."
Murphy concluded, "We began the fourth quarter with sequential improvement in comparable restaurant revenue compared to the third quarter, however, momentum stalled due to heightened dine-in and other restrictions in 43% of Company-owned restaurants including restaurants in our key states of California, Colorado, Oregon, and Washington. While the near-term is likely to remain volatile because of COVID-19, we are encouraged by recent state re-openings, and we expect indoor dining to be re-opened at 39 restaurants as of January 11th. We firmly believe Red Robin is well-positioned from both a sales and profitability standpoint when conditions normalize."
Fiscal Year 2020 Accomplishments
Despite the COVID-19 pandemic, we made significant progress on our strategic plan during fiscal year 2020 to solidify our financial longevity and develop a more robust business model. Our accomplishments this past year include the following:
•Significantly grew off-premise sales, which more than doubled over the prior year;
•Continued Donatos® roll-out, now in 79 restaurants, a proven growth catalyst driving approximately $45 thousand per restaurant in incremental gross margin by the second year;
•Structurally improved restaurant and enterprise level margin for the long-term compared to 2019;
◦Reduced our menu by over 1/3, improving operational execution and resulting in over $2 million in annual savings;
◦Implementing new management labor structure, including approximately $14 million in annual savings(1);
◦Optimizing our portfolio by completing lease negotiations for more than 75% of Company-owned restaurants resulting in 3% to 4% in occupancy expense savings over remaining lease terms, as well as permanently closing select restaurants; and
◦Reduced general and administrative expenses by more than 10%, or approximately $10 million.
•Reduced costs are expected to result in enterprise margin improvement of over 100 basis points during 2022, as revenues approach pre-pandemic levels, while 2021 is expected to be lower primarily due to sales deleverage related to the pandemic and other inflationary costs;
•Implemented our Total Guest Experience ("TGX") hospitality model, resulting in highest ever Guest Satisfaction Scores; and
•Increased website traffic by approximately 20%, and achieved best ever loyalty email engagement through enhanced segmentation and targeting.
Preliminary Fourth Quarter 2020 Net Comparable Restaurant Revenue Summary Compared to Fourth Quarter 2019
•Net comparable restaurant revenue decreased 28.9%, primarily resulting from our operational shift in response to COVID-19, including limited occupant capacity, operating an off-premise only model at restaurants with closed dining rooms, and closed restaurants;
•Off-premise sales increased 132% and comprised 43.9% of total food and beverage sales; and
•Restaurants with Donatos® outperformed restaurants that do not currently offer Donatos® by over 500 basis points in net comparable restaurant revenue.

(1) Excludes labor savings associated with restaurants closed in 2019 and 2020.

Preliminary net comparable restaurant revenue and average net sales per restaurant for the Company's 28-day accounting periods through our fourth fiscal quarter ended December 27, 2020 are as follows:

	Period ended
Company-owned Restaurants(1)	1-Nov	29-Nov	27-Dec
Net Comparable Restaurant Revenues	(15.4)%	(28.8)%	(39.5)%
Average Net Sales per Restaurant	$42,509	$38,941	$35,716
# of Comparable Company-owned Restaurants	412	412	412
(1) Net sales performance for restaurants re-opened for full fiscal period presented. Restaurant count shown is as of the end of fiscal period presented. Sales performance at restaurants with reopened dining rooms was negatively impacted by rising COVID-19 cases resulting in new restrictions lowering or restricting dining room capacity in our key states of California, Colorado, Oregon, and Washington.
Company-owned Restaurants with Open Indoor Dining Rooms
As of December 27, 2020, the Company operated 246 indoor dining rooms with limited capacity, representing 57% of 431 currently open Company-owned restaurants.
Preliminary net comparable restaurant revenue and average net sales per restaurant for the Company's 28-day accounting periods through our fourth fiscal quarter ended December 27, 2020 are as follows:

	Period ended
Company-owned Restaurants with Open Indoor Dining Rooms(2)	1-Nov	29-Nov	27-Dec
Net Comparable Restaurant Revenues	(13.7)%	(20.7)%	(23.3)%
Average Net Sales per Restaurant	$42,778	$39,041	$40,578
# of Comparable Company-owned Restaurants	362	245	236
(2) Net sales performance for restaurants with open indoor dining rooms for the full fiscal period presented. Restaurant count shown is as of the end of the fiscal period presented.
Since the beginning of 2021, indoor dining rooms have been re-opened at 35 restaurants. We expect indoor dining to be re-opened at 4 additional restaurants as of January 11th.
Balance Sheet and Liquidity
As of December 27, 2020, the Company had total debt of $170.6 million, of which $9.7 million was classified as current. Outstanding borrowings under its credit facility were $169.8 million, in addition to amounts issued under letters of credit of $8.7 million. Amounts issued under letters of credit reduce the amount available under the credit facility but are not recorded as debt.
As of December 27, 2020, the Company had approximately $128 million in liquidity, including cash on hand and available borrowing capacity under its credit facility. Due to heightened restrictions and the increase in indoor dining room closures associated with the resurgence of COVID-19, the average cash burn rate for the fourth quarter of 2020 was approximately $1.5 million per week.
Virtual Conference Participation
The Company will participate in a virtual fireside chat discussion and hold investor meetings at the 2021 ICR Conference. Red Robin's fireside chat discussion will be held on Monday, January 11, 2021, at 10:30 AM Eastern Time.
In conjunction with this press release, the Company has posted an investor presentation to its website. To access the presentation materials, please visit www.redrobin.com, select the "Company" section, then the "Investor Relations" link, then "News & Events" link, then the "Calendar of Events" link.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. There are more than 540 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®

Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's long-term value creation, indoor dining restrictions, capacity and timing, sales and profitability, Donatos® rollout and incremental margin growth, ability to annualize savings from menu, operational, and labor improvements, enterprise margin improvement and timing, guest satisfaction scores, preliminary results including net comparable restaurant revenue and average net sales per restaurant, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "will," "estimate," or "preliminary," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; the extent of the impact of the COVID-19 pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and recurrence of the COVID-19 pandemic; the duration and scope of COVID-19 related government orders and restrictions including in California where a substantial number of our restaurants are located; economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19; the effect of the COVID-19 pandemic on labor, staffing, and changes in unemployment rate; the ability to achieve significant cost savings; the Company's ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company's landlords and other tenants in retail centers in which restaurants are located, suppliers, licensees, vendors, and other third parties providing goods or services to the Company; our ability to implement our seating expansion plans and the timing thereof, including factors that are under the control of government agencies, landlords and other third parties; adverse weather conditions in regions in which the Company's restaurants are located and the timing thereof; the impact of political protests and curfews imposed by state and local governments; the effect of the COVID-19 pandemic on our supply chain and the cost, availability, and timing of obtaining key products, distribution, labor, and energy; the effectiveness of the Company's marketing and menu strategies and promotions; the effectiveness of the Company's strategic initiatives including service model, technology solutions, and sales building initiatives; the cost and availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions:
Raphael Gross, ICR
(203) 682-8253
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